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                                                                        EX-99.BJ

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 27 to the registration statement on Form N-1A (the "Registration Statement") of our report dated March 11, 1999, relating to the financial statements and financial highlights appearing in the January 31, 1999 Annual Report to Shareholders of Vanguard Specialized Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Financial Statements" and "Service Providers -- Independent Accountants" in the Statement of Additional Information.


PricewaterhouseCoopers LLP
Philadelphia, PA

May 25, 1999